FOR IMMEDIATE RELEASE
November 3, 2011
PDC Energy Announces Third Quarter 2011 Results; Company Reports Strong Quarterly Financial Metrics, Continued Production Growth and Successful Purchase of Additional Partnerships
DENVER, CO, November 3, 2011: Petroleum Development Corporation (dba PDC Energy) (“PDC” or the “Company”) (Nasdaq:PETD) today reported its third quarter 2011 operating and financial results.

Third Quarter 2011 Highlights

•
The Company reported net income from continuing operations for the quarter ended September 30, 2011 of $32.6 million, or $1.37 per diluted share. The adjusted net income attributable to shareholders, a non-GAAP financial measure defined below, for the third quarter 2011 was $6.7 million, or $0.28 per diluted share.

•	Production from continuing operations increased 24% to 12.0 billion cubic feet equivalent (“Bcfe”) in the third quarter 2011, compared to 9.7 Bcfe in the third quarter 2010.

•	Adjusted cash flows from operations, a non-GAAP financial measure defined below, increased 116% to $50.9 million for the third quarter 2011, compared to $23.6 million in the third quarter 2010.

•	The Company drilled a total of 39 net wells during the third quarter 2011.

•
PDC has acquired the rights to up to 40,000 net acres in the Utica shale play in southeastern Ohio for approximately $70 million. The Company plans to fund $14 million in 2011 and expects the remaining $56 million to be funded in 2012.

•
On October 3, 2011, the Company's joint venture, PDC Mountaineer (“PDCM”), acquired over 90,000 acres prospective for the Marcellus Shale in West Virginia, 5.4 million cubic feet per day equivalent (“MMcfe/d”) per day of production, and approximately 30 Bcfe of reserves for $152.5 million ($76 million net to PDC).

•	On October 12, 2011, as part of a biannual redetermination, the commitment under the Company's revolving credit facility was increased by $50 million to $400 million.

James Trimble, President and Chief Executive Officer, stated, “Our third quarter results were strong, and from a business development perspective we were particularly pleased. We acquired the rights of up to 40,000 net acres in the Utica Shale play in southeastern Ohio, we announced PDCM's acquisition of 90,000 acres prospective for the Marcellus Shale in West Virginia, and we announced the planned divestiture of our NECO, Permian basin and certain non-core assets. We engaged in a process to secure a joint venture partner in the Utica Shale play. Proceeds generated from the anticipated asset divestures and the successful conscription of a joint venture partner will be utilized to strengthen our balance sheet, improve our liquidity position, and fund a portion of our 2012 developmental capital program. We expect our divestitures to occur in the fourth quarter of 2011 and the first quarter 2012.”

Financial Results

Natural gas, natural gas liquids (“NGLs”) and crude oil sales revenues for the third quarter 2011 increased 68% to $79.4 million, from $47.3 million for the same 2010 period. The average sales price of natural gas, NGLs and crude oil in the third quarter 2011, including realized gains and losses on derivatives, increased 17% to $7.01 per thousand cubic feet equivalent (“Mcfe”) in the third quarter 2011 compared to $5.98 per Mcfe in the third quarter 2010 and increased 4% compared to $6.75 per Mcfe for the second quarter 2011.

The average sales price for natural gas, NGLs and crude oil, excluding realized gains and losses on derivatives, for the third quarter 2011 was $6.60 per Mcfe, an increase of 27% from $5.21 per Mcfe for the same quarter 2010, and slightly above the second quarter 2011 price of $6.58 per Mcfe.

Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $50.9 million for the third quarter 2011, compared to $23.6 million for the third quarter 2010 and $34.1 million for the second quarter 2011. The increase in third quarter 2011 over third quarter 2010 was primarily attributable to improved commodity pricing, and an increase in production volumes.

Commodity price risk management activities contributed a gain of $46.7 million for the third quarter 2011. The gain was comprised of a $4.9 million realized gain and an $41.8 million unrealized gain. For the third quarter 2010, commodity price risk management resulted in a gain of $19.0 million, which was comprised of a $7.5 million realized gain and an $11.5 million unrealized gain.

Production costs, which include lease operating expenses, production taxes and overhead and other production expense, decreased 4% to $15.8 million, or $1.31 per Mcfe for the third quarter 2011, compared to $16.5 million, or $1.70 per Mcfe for the third quarter of 2010. Lease operating expense decreased primarily as result of a $2 million decrease in well workovers, offset in part by an increase in costs due to an increase in production volumes. Production taxes, which fluctuate with natural gas, NGL and crude oil revenues, increased primarily due to higher ad valorem rates in new areas of production and the increase in production volumes and higher commodity price realizations. Overhead and other production expense decreased as a result of the reversal of a $3.1 million accrued liability related to a favorable amendment to an agreement regarding a firm transportation commitment with an unrelated third party.
Depreciation, depletion and amortization (“DD&A”) expense related to natural gas and crude oil properties for the third quarter 2011 increased 24% to $32.6 million, from $26.3 million in the third quarter 2010. The increase was driven primarily by an increase in third quarter 2011 production volumes. DD&A expense of $2.71 per Mcfe was relatively unchanged for the third quarter 2011 compared to the respective quarter in 2010. Total DD&A expense for the third quarter 2011 was $34.3 million compared to $28.0 million for the third quarter 2010.

Exploration expense decreased from $3.7 million in the third quarter 2010 to $1.7 million in the third quarter 2011. The quarter over quarter exploration expense decrease was related to a reduction in geological and seismic testing, as well as the reassignment of former exploration department personnel expenses during the first quarter of 2011 to development drilling capital or general and administrative activities.

General and administrative expenses increased to $13.7 million in the third quarter 2011, from $10.4 million in the same 2010 period. The increase was primarily due to an increase in payroll and payroll-related expenses, which was primarily related to the reassignment of former exploration department personnel during the first quarter of 2011 to general and administrative activities and an overall increase in employee benefits.

Interest expense increased $1.3 million to $9.5 million in the third quarter 2011, from $8.2 million in the same period of 2010, primarily related to an increase in debt issuance amortization expense, as well as a higher average outstanding debt balance.

Successful Purchase of the 2002-D and 2003 Partnerships

At unitholder meetings held on October 28, 2011, the Company received approval by the holders of a majority of limited partnership units held by non-affiliated investors of each of the 2002-D and four 2003 Limited Partnerships for the Company's proposed acquisition of each respective partnership. PDC purchased the five Limited Partnerships for an aggregate amount of $29.5 million and expects to fund this purchase in the fourth quarter 2011.

The partnerships consist of PDC 2002-D Limited Partnership, and PDC 2003-A Limited Partnership, PDC 2003-B Limited Partnership, PDC 2003-C Limited Partnership, PDC 2003-D Limited Partnership. These purchases included the remaining working interests in a total of 153 gross, 99.7 net, wells located in the Company's Wattenberg and Grand Valley Fields. Current net production from the five partnerships is approximately 2 MMcfe/d with estimated net proved reserves of 21 Bcfe.

Natural Gas, NGL and Crude Oil Sales and Production

Third quarter 2011 production was 12.0 Bcfe, a 24% increase compared to 9.7 Bcfe for the third quarter 2010. The increase in third quarter 2011 production was primarily attributable to production growth in the Wattenberg Field and Appalachian Basins, and the acquisition of multiple partnerships over the last twelve months. The increase in production and higher commodity prices drove the approximate 68% increase in natural gas, NGL and crude oil sales for the third quarter 2011.

The following table provides production by area of operation, as well as the weighted average sales price for the quarters and nine months ended September 30, 2011 and 2010, excluding realized derivative gains or losses:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Percentage Change	2011	2010	Percentage Change
Natural gas (MMcf)
Rocky Mountain Region	6,231.4	6,153.3	1.3%	19,170.1	17,720.0	8.2%
Appalachian Basin	1,073.4	612.5	75.2%	3,190.5	1,813.7	75.9%
Permian and other (1)	141.3	61.8	128.6%	345.8	90.7	281.3%
Total	7,446.1	6,827.6	9.1%	22,706.4	19,624.4	15.7%

Weighted Average Sales Price	$3.53	$3.26	8.3%	$3.38	$3.74	(9.6)%

Crude oil (MBbls)
Rocky Mountain Region	469.8	312.0	50.6%	1,158.2	915.6	26.5%
Appalachian Basin	1.1	2.3	(52.2)%	3.8	4.1	(7.3)%
Permian and other (1)	66.7	11.5	*	173.7	11.5	*
Total	537.6	325.8	65.0%	1,335.7	931.2	43.4%

Weighted Average Sales Price	$82.65	$71.47	15.6%	$87.80	$72.46	21.2%

NGLs (MBbls)
Rocky Mountain Region	194.0	142.4	36.2%	475.9	427.4	11.3%
Permian and other (1)	32.6	11.9	173.9%	67.4	15.1	*
Total	226.6	154.3	46.9%	543.3	442.5	22.8%

Weighted Average Sales Price	$38.08	$32.28	18.0%	$39.61	$36.79	7.7%

Natural gas equivalent (MMcfe)
Rocky Mountain Region	10,213.8	8,878.9	15.0%	28,974.2	25,777.5	12.4%
Appalachian Basin	1,080.0	626.5	72.4%	3,213.5	1,838.8	74.8%
Permian and other (1)	737.3	202.5	264.1%	1,792.2	250.4	*
Total	12,031.1	9,707.9	23.9%	33,979.9	27,866.7	21.9%

Weighted Average Sales Price	$6.60	$5.21	26.7%	$6.34	$5.64	12.4%

* Percentage change is not meaningful or equal to or greater than 300%. Amounts may not recalculate due to rounding.
(1) Permian Basin properties were first acquired in July and November 2010.

Drilling Activity

As of September 30, 2011, a total of 44 wells were in process and waiting to be completed and/or for pipeline connection.

Wells Drilled
	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region	39	31.0	42	38.3	134	100.8	138	118.9
Permian Basin	5	5.0	—	—	16	16.0	—	—
Appalachian Basin	2	1.1	2	1.4	6	3.1	6	3.7
Other	2	1.5	—	—	2	1.5	—	—

Total Wells Drilled	48	38.6	44	39.7	158	121.4	144	122.6

Average Costs Related to Oil and Gas Operations (per Mcfe)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Lease operating expenses	$0.87	$1.13	$1.04	$1.08
Exploration expense (less impairment and amortization)	0.10	0.27	0.12	0.42
DD&A (oil and gas properties only)	2.71	2.71	2.77	2.76

Non-GAAP Financial Measures

This release refers to “adjusted cash flows from operations” and “adjusted net income (loss) attributable to shareholders” both of which are non-GAAP financial measures. Adjusted cash flows from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted net income (loss) attributable to shareholders is net income (loss) attributable to shareholders excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company's derivatives during the period. The Company believes it is important to consider adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year.

The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices. Adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with GAAP.

The following tables provide the calculation of adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders, non-GAAP measures, for the three and nine months ended September 30, 2011 and 2010 (dollars in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted cash flows from operations:
Net cash provided by operating activities	$33.9	$21.4	$105.5	$116.8
Changes in assets and liabilities	17.0	2.2	5.6	(15.0)
Adjusted cash flows from operations	$50.9	$23.6	$111.1	$101.8

Adjusted Net Income (Loss) Attributable to Shareholders
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted net income (loss) attributable to shareholders:
Net income attributable to shareholders	$32.6	$3.4	$21.8	$24.4
Unrealized gain on derivatives, net	(41.7)	(11.4)	(32.6)	(36.1)
Provision for underpayment of natural gas sales	—	3.3	—	3.3
Tax effect of above adjustments	15.8	3.2	12.4	12.5
Adjusted net income (loss) attributable to shareholders	$6.7	$(1.5)	$1.6	$4.1
Weighted average diluted shares outstanding (in thousands)	23,783	19,406	23,712	19,319
Adjusted diluted earnings (loss) per share	$0.28	$(0.08)	$0.07	$0.21

[ This space intentionally left blank. ]

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Natural gas, NGL and crude oil sales	$79,374	$47,295	$215,468	$153,851
Sales from natural gas marketing	17,209	18,337	51,308	53,613
Commodity price risk management gain, net	46,706	19,029	43,361	74,508
Well operations, pipeline income and other	1,693	2,159	5,350	6,896
Total revenues	144,982	86,820	315,487	288,868

Costs, expenses and other:
Production costs	15,846	16,524	56,559	47,489
Cost of natural gas marketing	17,227	18,300	50,427	52,830
Exploration expense	1,666	3,712	5,537	13,960
General and administrative expense	13,683	10,426	47,065	30,975
Depreciation, depletion and amortization	34,316	28,024	99,347	82,427
Gain on sale of properties and equipment	(32)	(57)	(32)	(153)
Total costs, expenses and other	82,706	76,929	258,903	227,528

Income from operations	62,276	9,891	56,584	61,340
Interest income	36	21	47	60
Interest expense	(9,496)	(8,174)	(27,625)	(23,646)

Income from continuing operations before income taxes	52,816	1,738	29,006	37,754
Provision (benefit) for income taxes	20,256	(1,156)	9,825	12,410
Income from continuing operations	32,560	2,894	19,181	25,344
Income (loss) from discontinued operations, net of tax	—	460	2,620	(1,056)
Net income	32,560	3,354	21,801	24,288
Less: net loss attributable to noncontrolling interests	—	(5)	—	(66)
Net income attributable to shareholders	$32,560	$3,359	$21,801	$24,354

Amounts attributable to Petroleum Development Corporation shareholders:
Income from continuing operations	$32,560	$2,899	$19,181	$25,410
Income (loss) from discontinued operations, net of tax	—	460	2,620	(1,056)
Net income attributable to shareholders	$32,560	$3,359	$21,801	$24,354

Earnings per share attributable to shareholders:
Basic
Income from continuing operations	$1.38	$0.15	$0.82	$1.32
Income (loss) from discontinued operations	—	0.02	0.11	(0.05)
Net income attributable to shareholders	$1.38	$0.17	$0.93	$1.27

Diluted
Income from continuing operations	$1.37	$0.15	$0.81	$1.31
Income (loss) from discontinued operations	—	0.02	0.11	(0.05)
Net income attributable to shareholders	$1.37	$0.17	$0.92	$1.26

Weighted average common shares outstanding:
Basic	23,569	19,250	23,497	19,218
Diluted	23,783	19,406	23,712	19,319

Third Quarter 2011 Teleconference and Webcast

The Company will host a conference call with investors to discuss third quarter 2011 results. The Company invites you to join James Trimble, President and Chief Executive Officer, Gysle Shellum, Chief Financial Officer, and Barton Brookman, Senior Vice President - Exploration and Production, for a conference call on Thursday, November 3, 2011, to discuss results. The related slide presentation will be available on PDC's website at www.petd.com.

Conference Call and Webcast:

Date/Time: Thursday, November 3, 2011, 11:00 a.m. EDT (9:00 a.m. MDT)
Webcast available at: www.petd.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 19033164

Replay Numbers:

Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 19033164
The replay of the call will be available through Thursday, November 10, 2011.

Upcoming Industry Conference Participation

PDC is scheduled to participate in the Brean Murray Carret & Co. Appalachian E&P 1-on-1 Conference in Boston, Massachusetts on November 8, 2011. The Company is scheduled to present at the Pritchard Capital Utica Shale Conference in Boston, Massachusetts on November 9, 2011, and at the Bank of America Merrill Lynch 2011 Global Energy Conference in Miami, Florida on November 16, 2011. Please see the Company's website at www.petd.com for full details and webcast information.

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and crude oil. Its operations are focused in the Rocky Mountain region with additional operations in the Appalachian and Permian Basins. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition and results of operations. These statements and all other statements other than statements of historical facts included in and incorporated by reference into this press release are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, projects and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding the Company's future financial and operating results; estimated natural gas and oil production and reserves; divestiture plans of the Company's properties in the Permian Basin, northeast Colorado and other miscellaneous properties; the timing of such funding initiatives; PDC's acquisition of Utica acreage and the Company's ability to secure a joint venture partner; the timing of the funding for the 2002-D and 2003 partnership repurchases; anticipated liquidity and capital expenditures; availability of capital and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important risk factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes and worldwide demand;

•	volatility of commodity prices for natural gas and oil;

•	changes in estimates of proved reserves;

•	inaccuracy in reserve estimates and expected production rates;

•	declines in the values of PDC's natural gas and oil properties resulting in impairments;

•	the future cash flow, liquidity and financial position of the Company;

•	the timing and extent of the Company's success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC's ability to acquire leases, drilling rigs, supplies, services and personnel at reasonable prices;

•	reductions in the borrowing base under the Company's credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry PDC's production and the impact of these facilities on price;

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the impact of weather and the occurrence of disasters such as fires, floods and other events and natural disasters and governmental responses to such events;

•	the timing and receipt of necessary regulatory permits;

•	competition in the oil and gas industry;

•	the success of prospect development and property acquisition by the Company;

•	the success of the Company in marketing oil and gas;

•	the effect of natural gas and oil derivative activities and plans;

•	conditions in the capital markets;

•	the cost of pending or future litigation;

•	the Company's ability to retain or attract senior management and key technical employees; and

•	the success of strategic plans, expectations and objectives for future operations of the Company.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2010 annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2011, as amended on April 21, 2011 and May 18, 2011, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contacts:        Ron Wirth
Director of Investor Relations
(303) 860-5830
rwirth@petd.com

Marti Dowling
Investor Relations Manager
(303) 831-3926
mdowling@petd.com